Exhibit 3.1

FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

Summit Midstream Partners, LP

THIS FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), is dated and effective as of August 1, 2024, by and between Summit Midstream GP, LLC, as the general partner of the Partnership (together with any successor or assign, the “General Partner”) and Summit Midstream Corporation, a Delaware corporation (the “Limited Partner” and together with the General Partner, the “Partners”) as set forth on Exhibit A hereto.

WHEREAS, on May 28, 2020, the General Partner entered into that certain Fourth Amended and Restated Agreement of Limited Partnership, as amended (the “Fourth A&R Partnership Agreement”);

WHEREAS, the Partnership and the General Partner entered into that certain Agreement and Plan of Merger, dated as of May 31, 2024, with Summit SMC NewCo, LLC (“NewCo”) whereby, on August 1, 2024 and in connection with the transactions contemplated thereby, the Partnership merged with and into NewCo, with the Partnership surviving the merger, and the Limited Partner was admitted as the sole limited partner of the Partnership;

WHEREAS, pursuant to the Fourth A&R Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act, Del. Code Tit. 6, Section 17-101, et seq. (as amended from time to time, the “Act”), the consent of the General Partner and the sole Limited Partner is the only consent necessary to amend and restate the Fourth A&R Partnership Agreement; and

WHEREAS, the General Partner and the sole Limited Partner now wish to amend and restate the Fourth A&R Partnership Agreement in the form of this Agreement.

WITNESSETH:

In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree to amend and restate the Fourth A&R Partnership Agreement in the form of this Agreement, and further agree as follows:

1. Name. The name of the Partnership shall be Summit Midstream Partners, LP, or such other name as the General Partner may from time to time hereafter determine, the execution and filing with the Secretary of State of the State of Delaware of the certificate of limited partnership by the General Partner to be conclusive evidence of any such determination.

2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Principal Business Address. The address of the Partnership is 910 Louisiana Street, Suite 4200, Houston, Texas, 77002.

4. Registered Office and Agent. The address of the Partnership’s registered office in the State of Delaware is located at 1675 South State Street, Suite B, in the City of Dover, Delaware 19901. The name of the registered agent at such address shall be Capitol Services, Inc.

5. Partners. The names and the business addresses of the General Partner and the Limited Partner are as set forth on Exhibit A hereto (the “Partners Schedule”).

6. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.

7. Officers. The management of the business and affairs of the Partnership by the officers (“Officers”) and the exercising of their powers shall be conducted under the supervision of and subject to the approval of the General Partner.

(a) Designation and Appointment. The General Partner may (but need not), from time to time, designate and appoint one or more persons as an Officer of the Partnership. The General Partner may assign titles to particular Officers. The following individuals shall be the Officers of the Partnership (constituting all of the Officers of the Partnership, the “Authorized Officers”):

J. Heath Deneke	Chairman of the Board, President and Chief Executive Officer

William J. Mault	Executive Vice President and Chief Financial Officer

James D. Johnston	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Matthew B. Sicinski	Senior Vice President and Chief Accounting Officer

Unless the General Partner otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office. Each Officer shall hold office until such Officer’s successor shall be duly designated and qualified or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the Officers and agents of the Partnership shall be fixed from time to time by the General Partner.

(b) Resignation; Removal; Vacancies. Any Officer (subject to any contract rights available to the Partnership, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the General Partner in its discretion at any time; provided, however, that any such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an Officer shall not of itself create contract rights. Any vacancy occurring in any office of the Partnership may be filled by the General Partner and shall remain vacant until filled by the General Partner.

8. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the General Partner approves (or if there is more than one general partner of the Partnership, then all of the general partners of the Partnership approve) the dissolution, (b) an event of withdrawal of a general partner of the Partnership has occurred under the Act or (c) an entry of a decree of judicial dissolution has occurred under Section 17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner of the Partnership described in Section 7(b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership) or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

9. Capital Contributions. The Partners have contributed the amounts set forth on the Partners Schedule, in cash, and no other property, to the Partnership.

10. Additional Contributions. No Partner is required to make any additional capital contribution to the Partnership.

11. Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the Partners.

12. Distributions. Distributions shall be made to the Partners at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the Partners in the same proportion as their then capital account balances.

13. Assignments.

(a) The Limited Partner may assign all or any part of its interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner and upon such assignment, the assignee shall be, without the requirement of any further action, admitted as a limited partner of the Partnership with respect to the interest so assigned and shall be bound by all of the terms and provisions of this Agreement. The acknowledgement or execution of definitive documents by the Partnership or the General Partner with respect to any such assignment shall constitute such consent. In the event that an assignment made in accordance with this Section 13(a) is of all of a Limited Partner’s interest, the assignee shall immediately become admitted as a limited partner of the Partnership, upon such admission, the assignor will be withdrawn from, and cease to be a limited partner of, or have any interest in, the Partnership, such assignor shall not be entitled to any distribution, payment or other consideration from the Partnership, whether under this Agreement, Sections 17-601 or 17-604 of the Act or otherwise, and the Partnership shall continue without dissolution.

(b) The General Partner may assign all or any part of its interest in the Partnership and may withdraw from the Partnership without the consent of any Limited Partner and, upon such assignment, the assignee shall be bound by all of the terms and provisions of this Agreement and shall be admitted to the Partnership as a general partner, and if that assignment is of all of a General Partner’s interest, immediately after the admission to the Partnership of the assignee, the assignor shall be withdrawn from, and cease to be a partner of, or have any interest in, the Partnership, and such assignor shall not be entitled to any distribution, payment or other consideration from the Partnership, whether under this Agreement, Sections 17-601 or 17-604 of the Act or otherwise, such new general partner of the Partnership is authorized to carry on the business of the Partnership and the Partnership will continue without dissolution, in each case, automatically and without the requirement of any further action. In accordance with Section 17-202 of the Act, within ninety (90) days after any such assignment, the certificate of limited partnership of the Partnership shall be amended to reflect the change of the new general partner of the Partnership.

14. Withdrawal. Except to the extent set forth in Section 13(a), no right is given to any Partner to withdraw from the Partnership.

15. Admission of Additional or Substitute Partners.

(a) Subject to Section 13(a) of this Agreement, one (1) or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b) Subject to Section 13(a) of this Agreement, one (1) or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

16. Liability of Limited Partner. The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

17. Certain Tax Filings.

(a) The Partners hereby authorize each Tax Filing Authorized Person (as defined below), and such other person as the General Partner shall designate from time to time, acting alone, to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553, such other similar tax forms as are customary to file with any state, local or foreign governmental authorities in connection with the formation, activities and/or elections of a limited partnership and such other tax forms as may be approved from time to time by the General Partner. The Partners further hereby ratify and approve any such filing made by the Tax Filing Authorized Person or such other person prior to the date hereof.

(b) “Tax Filing Authorized Persons” for purposes of the foregoing means each of Authorized Officers or any one of them.

(c) Any Tax Filing Authorized Person’s authority may be revoked, either with or without cause, by the General Partner at any time.

18. Amendment. This Agreement may be amended from time to time by the General Partner without the consent of any Limited Partner.

19. Entire Agreement; No Amendment or Waiver. This Agreement supersedes all prior agreements with respect to the subject matter hereof, including the Fourth A&R Partnership Agreement. This instrument reflects the terms of the Partners’ the entire agreement with respect to such subject matter. This instrument may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the General Partner. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

20. GOVERNING LAW AND VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. TO THE FULLEST EXTENT PERMITTED BY LAW, ALL MATTERS LITIGATED THAT INVOLVE THIS AGREEMENT OR ANY RELATED DOCUMENTS OR MATTERS HEREUNDER SHALL BE BROUGHT ONLY IN WILMINGTON, NEW CASTLE COUNTY, DELAWARE.

21. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, and the intent of this Agreement shall be enforced to the greatest extent permitted by law.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Fifth Amended and Restated Agreement of Limited Partnership as of the day and year first written above.

GENERAL PARTNER:

SUMMIT MIDSTREAM GP, LLC,
a Delaware limited liability company

By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

LIMITED PARTNER:

SUMMIT MIDSTREAM CORPORATION,
a Delaware corporation

By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

{Summit Midstream Partners, LP - Fifth Amended and Restated Agreement of Limited Partnership}	S-1

Exhibit A

Partners Schedule

General Partner:	Capital Contribution:

Summit Midstream GP, LLC c/o Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, Texas, 77002	$0

Limited Partner:	$100

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, Texas, 77002

{Summit Midstream Partners, LP - Fifth Amended and Restated Agreement of Limited Partnership}	S-2